Exhibit 99.1

July 16, 2010
Subject: Avaya and Trapeze/Belden announce extended alliance to develop and sell Wireless LAN solutions
To our Valued Wireless LAN Customers and Partners,
Avaya and Trapeze/Belden Inc are pleased to inform you that we recently signed a definitive agreement to reaffirm our partnership and carry forward our alliance to resell wireless solutions through to March 2015. The new contract is an expansion of Trapeze’s agreement with Nortel’s Enterprise Solutions business, which was acquired by Avaya in December 2009. The renewed partnership will provide the most innovative Wireless LAN solution available in the market today. It will provide continuity and flexibility for Avaya’s current installed base by promoting collaboration and roadmap alignment for Trapeze and Avaya hardware, software and applications while creating a platform for future applications and architectural advances. Key terms of the renewal are:
•	Continued Supply and Support for Avaya’s WLAN 2300 Series
o	Customers can be reassured that product support, product shipment and product evolution of the WLAN 2300 series will continue. This includes WLAN 2300 Series 802.11a/b/ g and Trapeze branded 802.11n products.
•	Investment Protection and Seamless Migration to Avaya’s WLAN 8100 Series solution
o	Trapeze and Avaya have agreed to jointly develop software that will provide customers greater flexibility by allowing Access Points (WLAN 2300 APs and Trapeze branded 802.11n APs) to also be supported on Avaya’s next generation WLAN 8100 Series solution.
•	Ongoing Collaboration and Development to deliver a Best in Class WLAN Ecosystem
o	Avaya and Trapeze are committed to delivering the best WLAN ecosystem in the market and will work together to promote collaboration and roadmap alignment on hardware, software and applications. With Avaya’s WLAN 8100 series as the backbone, the new ecosystem will support a multi-vendor solution set, with Trapeze as the preferred wireless solutions provider offering an established portfolio of wireless solutions and a compelling roadmap for our customers.
The strength of Avaya and Trapeze/Belden partnership continues to represent considerable value to our customers investing in market leading Wireless LAN infrastructure. We thank you for your business and continued loyalty. If you have any questions please contact your sales or channel representative.
Sincerely,

/s/ Jean Turgeon	/s/ Dhrupad Trivedi
Jean Turgeon Global GM, Data Solutions, Avaya	Dhrupad Trivedi President, Trapeze Networks, Belden Inc